Exhibit 99.1

Summit Materials Announces Acquisition of Alleyton Resource

Denver, CO – January 23, 2014 – Summit Materials (“Summit”) is pleased to announce the completion of its acquisition of Alleyton Resource and its affiliate Colorado Gulf (collectively, “Alleyton”), an integrated aggregates and ready-mix concrete company based in Houston, Texas. Alleyton operates five sand & gravel sites and has seven ready-mix concrete plants in the west Houston metropolitan area. Alleyton’s ready-mix concrete business, Allied Concrete, is one of the leading ready-mix concrete suppliers in Houston. Alleyton’s existing management team will remain in place and continue to develop and grow the business as part of the Summit group of companies.

Summit CEO, Tom Hill commented, “We are pleased to welcome Alleyton’s management team and its highly skilled and dedicated employees to Summit. Alleyton is a great fit with Summit’s growth strategy and we are excited about expanding our footprint in Texas into the Houston market.”

Alleyton President, Todd Barten noted, “Alleyton is very excited to join Summit. We look forward to jointly growing our business and continuing to provide superior products, quality and service to our many valued customers.”

Contact:

For Summit Materials:

Brian Harris

303-515-5165

About Summit Materials

Summit Materials was formed in 2009 to develop a leading business in the aggregates and heavy-side building materials sector through strategic acquisitions. Summit Materials was founded by its CEO Tom Hill and a group of investors that include members of its management team, Blackstone Capital Partners V L.P., and Silverhawk Capital Partners. Tom Hill is the former CEO of Oldcastle Inc., the U.S. division of CRH, Plc. To date Summit Materials has completed over 25 acquisitions, and through its three regions, East, Central, and West, it conducts operations in Kentucky, Tennessee, Virginia, Kansas, Missouri, Illinois, Iowa, Utah, Wyoming, Colorado, Texas, Arkansas, Oklahoma, and Idaho. Further information is available at www.summit-materials.com.

About The Blackstone Group

Blackstone (NYSE: BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm accomplishes this through the commitment of its people and flexible capital. Blackstone’s alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

About Silverhawk Capital Partners

Silverhawk is an independent investment group established in 2005 to invest in management buyouts and other private equity transactions in the Industrial, Energy/Natural Resources and Business Service sectors. The partners of Silverhawk have invested as a team and operated businesses since 1989. Further information is available at www.silverhawkcapitalpartners.com.